Exhibit 99.1

STOCK PLEDGE AGREEMENT

This STOCK PLEDGE AGREEMENT, dated as of November 11, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by and between Playtika Holding UK II LIMITED, a company formed under the laws of England and Wales with its registered office address at Quadrant House Floor 6, 4 Thomas More Square, London, United Kingdom, E1W 1YW (the “Pledgor”), in favor of China Minsheng Banking-Corp., Ltd. Shanghai Branch (中国民生银行股份有限公司上海分行), at No.100, South Pudong Road, Pudong New District, Shanghai, China, or its assigns (the “Secured Party”).

WITNESSETH:

WHEREAS, Shanghai Jukun Network Technology Co., Ltd. (上海巨堃网络科技有限公司) (the “Borrower”) and the Secured Party are parties to that certain loan agreement(s) (《并购贷款借款合同》), dated on or around the date of this Agreement (with reference number of [____________________________________________________________________________], as amended, supplemented or otherwise modified from time to time, collectively the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement;

WHEREAS, Pledgor is the record and beneficial owner of certain shares of common stock of Playtika Holding Corp. (the “Company”);

WHEREAS, this Agreement is given by the Pledgor in favor of the Secured Party to secure the payment and performance of all of the Secured Obligations (as defined below); and

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) Unless otherwise specified herein, all references to Sections herein are to Sections of this Agreement.

(b) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.

“Event of Default” has the meaning set forth in the Loan Agreement.

“Existing Security Agreements” means, collectively, the First Lien Security Agreement, the Second Lien Security Agreement and the Third Lien Security Agreement, as amended, supplemented or otherwise modified from time to time.

“First Lien Security Agreement” means the certain Stock Pledge Agreement entered into by and between the Secured Party and Pledgor dated as of September 20, 2024 in connection with the certain Acquisition Loan Agreement (《并购贷款借款合同》) by and between the Secured Party and Shanghai Zhunji Business Consultancy Partnership (Limited Partnership) (上海准基商务咨询合伙企业（有限合伙）) (“Zhunji”) dated as of November 21, 2018 (the “Zhunji Loan Agreement”).

“Fourth Priority Pledged Shares” means 48,769,736 shares of common stock of the Company, maintained in the account at UBS AG Hong Kong with an account number of [     ] (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such common stock) as of the date hereof and any securities or other interests, howsoever evidenced or denominated, received by the Pledgor in exchange for or as a dividend or distribution on or otherwise received in respect of the Fourth Priority Pledged Shares.

“Notice of Charge” means the Notice of Charge to Custodian and Acknowledgement issued by the Pledgor to UBS AG, Hong Kong Branch, in connection with the Loan Agreement.

“Pledged Shares” collectively, the Second Priority Pledged Shares and the Fourth Priority Pledged Shares. For the avoidance of doubt, Pledged Shares shall exclude the 3,779,014 shares of common stock of the Company held by the Pledgor in the account at UBS AG Hong Kong with an account number of [     ] as of the date hereof, and any securities or other interests, howsoever evidenced or denominated, received by the Pledgor in exchange for or as a dividend or distribution on or otherwise received in respect of such shares.

“Proceeds” means “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all interest, dividends, cash, instruments, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and other property received, receivable or otherwise distributed upon the sale, exchange, collection or disposition of any financial assets from time to time credited to the Securities Account.

“Second Lien Security Agreement” means the certain Stock Pledge Agreement entered into by and between the Secured Party and Pledgor dated as of September 20, 2024 in connection with the certain Acquisition Loan Agreement (《并购贷款借款合同》) by and between the Secured Party and Shanghai Cibi Business Information Consultancy Co. Ltd. (上海赐比商务信息咨询有限公司) (formerly known as Chongqing Cibi Business Information Consultancy Co., Ltd. (重庆赐比商务信息咨询有限公司)) (“Cibi”) dated as of December 12, 2019 (the “Cibi Loan Agreement”).

“Second Priority Pledged Shares” means 150,589,906 shares of common stock of the Company maintained in the account at UBS AG Hong Kong with an account number of [     ] (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such common stock) as of the date hereof and any securities or other interests, howsoever evidenced or denominated, received by the Pledgor in exchange for or as a dividend or distribution on or otherwise received in respect of the Second Priority Pledged Shares.

“Secured Obligations” has the meaning set forth in Section 3.

“Securities Account” means the account(s) holding the Pledged Shares maintained by the Pledgor at any securities intermediary.

“Third Lien Security Agreement” means the certain Stock Pledge Agreement entered into by and between the Secured Party and Pledgor dated on or around the date of this Agreement in connection with certain loan agreement(s) (《并购贷款借款合同》) by and between the Secured Party and Shanghai Giant Investment Management Co., Ltd. (上海巨人投资管理有限公司) dated on or around the date of this Agreement (with reference number of [___________________________________________________________], collectively the “Giant Investment Management Loan Agreement”, and collectively with the Zhunji Loan Agreement and the Cibi Loan Agreement, the “Existing Loan Agreements”.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. Pledge.

(a) The Pledgor hereby pledges, assigns and grants to the Secured Party, and hereby creates a continuing second priority lien and security interest in favor of the Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Second Priority Collateral”):

(i) the Second Priority Pledged Shares; and

(ii) all Proceeds and products of the foregoing, all supporting obligations related thereto, and all accessions of and to, substitutions and replacements for, and profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing.

(b) The Pledgor hereby pledges, assigns and grants to the Secured Party, and hereby creates a continuing fourth priority lien and security interest in favor of the Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Fourth Priority Collateral”, together with the Second Priority Collateral, the “Collateral”):

(i) the Fourth Priority Pledged Shares; and

(ii) all Proceeds and products of the foregoing, all supporting obligations related thereto, and all accessions of and to, substitutions and replacements for, and profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing.

3. Secured Obligations. The Collateral secures the due and prompt payment and performance of:

(a) The obligations of the Borrower from time to time arising under the Loan Agreement, this Agreement or otherwise with respect to the due and prompt payment of (i) the principal of and premium, if any, and any interest accrued on any amount payable under the Loan Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) (collectively, the “Payment Obligations”), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary or secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under or in respect of the Loan Agreement and this Agreement; and

(b) all other covenants, duties, debts, obligations and liabilities of any kind of the Borrower and/or the Pledgor under or in respect of the Loan Agreement, this Agreement or any other document made, delivered or given by the Borrower and/or the Pledgor in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary or secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (all such obligations, covenants, duties, debts, liabilities, sums and expenses set forth in Section 3 being herein collectively called the “Secured Obligations”).

4. Nature of Lien.

Notwithstanding anything herein to the contrary, (i) the lien and security interest granted to the Secured Party pursuant to this Agreement shall be a second priority lien on and security interest in the Second Priority Collateral, and shall be junior and subordinate in all respects to the lien and security interest with respect to the “First Priority Collateral” as defined under the Second Lien Security Agreement, and (ii) the lien and security interest granted to the Secured Party pursuant to this Agreement shall be a fourth priority lien on and security interest in the Fourth Priority Collateral, and shall be junior and subordinate in all respects to the lien and security interest with respect to the “Collateral” as defined under the Third Lien Security Agreement (collectively, the “Existing Liens”). Notwithstanding anything to the contrary in this Agreement, prior to the discharge of any secured obligations under the Existing Security Agreements, any obligation of the Pledgor in this Agreement that requires delivery of Collateral to, possession or control of Collateral with, the pledge, assignment, endorsement or transfer of Collateral to or the registration of Collateral in the name of, the Secured Party shall be deemed complied with and satisfied if such delivery of Collateral is made to, such possession or control of Collateral is with, or such Collateral be assigned, endorsed or transferred to or registered in the name of, the secured party of the Existing Security Agreements.

5. Perfection of Pledge.

(a) The Pledgor shall, from time to time, as may be required by the Secured Party with respect to all Collateral, promptly take all actions as may be requested by the Secured Party to perfect the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC, the Pledgor shall promptly take all actions as may be requested from time to time by the Secured Party, including issuing the Notice of Charge, so that control of such Collateral is obtained and at all times held by the Secured Party with the relevant securities intermediary. All of the foregoing shall be at the sole cost and expense of the Pledgor.

(b) The Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of the Pledgor where permitted by law. The Pledgor agrees to provide all information required by the Secured Party pursuant to this Section promptly to the Secured Party upon request.

(c) The Pledgor shall cause any securities intermediary which is the holder of any Pledged Shares, to cause the Secured Party to have and retain control over such Pledged Shares. Without limiting the foregoing, the Pledgor will, with respect to the Pledged Shares held with a securities intermediary, execute the Notice of Charge and obtain such securities intermediary’s acknowledgement thereof.

6. Representations and Warranties. The Pledgor represents and warrants as follows:

(a) The Pledged Shares have been duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights. All information relating to the Pledged Shares is accurate and complete.

(b) The Pledgor is, and at the time of delivery of the Collateral to Secured Party will be, the sole holder of record and the beneficial owner of such Collateral free and clear of any liens, claims, encumbrances or security interests of any kind or nature whatsoever thereon or affecting the title thereto, except for any lien created by this Agreement and the Existing Liens.

(c) The pledge of the Second Priority Collateral pursuant to this Agreement creates a valid and perfected second priority security interest in the Second Priority Collateral, securing the payment and performance when due of the Secured Obligations. The pledge of the Fourth Priority Collateral pursuant to this Agreement creates a valid and perfected fourth priority security interest in the Fourth Priority Collateral, securing the payment and performance when due of the Secured Obligations.

(d) The Pledgor has full power, authority and legal right to pledge the Collateral pursuant to this Agreement.

(e) This Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(f) None of the Pledged Shares has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(g) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution and delivery of this Agreement by the Pledgor or the performance by the Pledgor of its obligations thereunder.

(h) The execution and delivery of this Agreement by the Pledgor and the performance by the Pledgor of its obligations thereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to the Pledgor or any of its property, or any agreement or instrument to which the Pledgor is party or by which it or its property is bound.

(i) The Pledgor has taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. Subject to the Existing Security Agreements, no person other than the Secured Party has control or possession of all or any part of the Collateral.

(j) Set forth in Schedule I hereto is a complete and accurate list, as of the date of this Agreement, of each Securities Account of the Pledgor, together with the name and address of each institution at which each such Securities Account is maintained, the account number for each such Securities Account and a description of the purpose of each such Securities Account.

7. Voting Rights. The Secured Party agrees that unless an Event of Default shall have occurred and be continuing, the Pledgor may, to the extent the Pledgor has such right as a holder of the Pledged Shares, vote and give consents, ratifications and waivers with respect thereto, except to the extent that, in the Secured Party’s reasonable judgment, any such vote, consent, ratification or waiver would have the effect of adversely impairing the position or interest of the Secured Party in respect of the Collateral or which would be inconsistent with or result in any violation of any provision of the Loan Agreement or this Agreement.

8. Further Assurances.

(a) The Pledgor shall, at its own cost and expense, defend title to the Collateral, the second priority lien and security interest of the Secured Party in the Second Priority Collateral and the fourth priority lien and security interest of the Secured Party in the Fourth Priority Collateral against the claim of any person claiming against or through the Pledgor and shall maintain and preserve such perfected second priority or fourth priority (as applicable) security interest for so long as this Agreement shall remain in effect.

(b) The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral. Specifically, the Pledgor shall assist the Secured Party in registering this pledge at UK Companies House on the charges register of the Pledgor within twenty-one (21) days from the date of this Agreement.

(c) The Pledgor hereby covenants and agrees that it will not agree to any amendment or modification to any of its organizational document, to the extent any such amendment or modification is adverse or prejudicial to the interests of Secured Party, without the prior written consent of Secured Party.

9. Transfers and Other Liens. The Pledgor agrees that it will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein, or take any action, including entering into any securities account agreement or similar arrangements, to perfect such security interest, except as expressly provided for herein or with the prior written consent of the Secured Party. Notwithstanding the foregoing, the Pledgor is permitted to create the Existing Liens on the Collateral in favor of the Secured Party to secure the payment obligations under the Existing Loan Agreements and the Existing Security Agreements.

Notwithstanding anything to the contrary herein, the Pledgor or its affiliates may use any Proceeds it receives from the Pledged Shares to make any payment of principal, interest or other amounts payable under the Loan Agreement, the Existing Loan Agreements or the Existing Security Agreements.

10. Secured Party Appointed Attorney-in-Fact. The Pledgor hereby appoints the Secured Party the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, during the continuance of an Event of Default in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Secured Party shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to do so or take action). Such appointment, being coupled with an interest, shall be irrevocable. The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

11. Secured Party May Perform. If the Pledgor fails to perform any obligation contained in this Agreement, or if any representation or warranty on the part of the Pledgor contained herein shall be breached, the Secured Party may itself perform, or cause performance of, such obligation, or remedy such breach, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Pledgor; provided that the Secured Party shall not be required to perform or discharge any obligation of the Pledgor. Neither the provisions of this Section 11 nor any action taken by the Secured Party pursuant to the provisions of this Section 11 shall prevent any such failure to observe any covenant contained in this Agreement or any breach of representation or warranty from constituting an Event of Default.

12. Reasonable Care. The Secured Party shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by the Secured Party of any of the rights and remedies hereunder, shall relieve the Pledgor from the performance of any obligation on the Pledgor’s part to be performed or observed in respect of any of the Collateral.

13. Remedies Upon Default.

(a) Subject to Section 4 of this Agreement, if any Event of Default shall have occurred and be continuing, the Secured Party may, without any other notice to or demand upon the Pledgor, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to give notice of sole control or any other instruction under the Notice of Charge in respect of Collateral and take any action therein with respect to such Collateral, take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to the Pledgor at its notice address as provided in Section 17 ten (10) days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, the Secured Party may sell such Collateral on such terms and to such purchaser(s) as the Secured Party in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, the Secured Party may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder. The Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Secured Party or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. The Pledgor agrees that it would not be commercially unreasonable for the Secured Party to dispose of the Collateral or any portion thereof by utilizing internet sites that provide for the auction of assets of the type included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Secured Party shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

(b) Subject to Section 4 of this Agreement, if any Event of Default shall have occurred and be continuing, all rights of the Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 7, shall immediately cease, and all such rights shall thereupon become vested in the Secured Party, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as Collateral.

(c) Subject to Section 4 of this Agreement, if any Event of Default shall have occurred and be continuing, any cash held by the Secured Party as Collateral and all cash Proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in whole or in part by the Secured Party to the payment of expenses incurred by the Secured Party in connection with the foregoing or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including reasonable attorneys’ fees, and the balance of such proceeds shall be applied or set off against all or any part of the Secured Obligations in such order as the Secured Party shall elect. Any surplus of such cash or cash Proceeds held by the Secured Party and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus. The Pledgor shall remain liable for any deficiency if such cash and the cash Proceeds of any sale or other realization of the Collateral are insufficient to pay the Secured Obligations and the fees and other charges of any attorneys employed by the Secured Party to collect such deficiency.

(d) If the Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, the Pledgor agrees that, upon request of the Secured Party, the Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof, at the same time or at different times, at public or private sale, at any exchange, at a place designated by the Secured Party or elsewhere, upon such time, price, and other terms as the Secured Party may deem commercially reasonable and for cash, upon credit, or for future delivery, valid and binding and in compliance with applicable law.

(e) The Pledgor recognizes that the Secured Party may be unable to effect a public sale of the Collateral by reason of certain prohibitions contained in the United States federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchases which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Pledgor than if such sale were a public sale and agrees that such circumstances shall not, in and of themselves result in a determination that such sale was not made in a commercially reasonable manner. The Secured Party shall be under no obligation to delay a sale of any of the Collateral for the time period necessary to register such securities for public sale under applicable securities laws. The Pledgor further agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make any sale or sales of all or a portion of the Collateral pursuant to this Agreement valid and binding and in compliance with the organizational documents of the Pledgor and any other applicable law, statute, rule or regulation or other determination of any court, board, commission, agency or instrumentality of the federal or state government or of any municipality or any agency.

14. No Waiver and Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 16), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

15. SECURITY INTEREST ABSOLUTE. The Pledgor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. All rights of the Secured Party and liens and security interests hereunder, and all Secured Obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any illegality or lack of validity or enforceability of any Secured Obligation or any related agreement or instrument;

(b) any change in the time, place or manner of payment of, or in any other term of, the Secured Obligations, or any rescission, waiver, amendment or other modification of the Loan Agreement, this Agreement or any other agreement, including any increase in the Secured Obligations resulting from any extension of additional credit or otherwise;

(c) any taking, exchange, substitution, release, impairment or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for all or any of the Secured Obligations;

(d) any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Secured Obligations;

(e) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;

(f) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, the Pledgor against the Secured Party;

(g) the insolvency of the Pledgor; or

(h) any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loans or any existence of or reliance on any representation by the Secured Party that might vary the risk of the Pledgor or otherwise operate as a defense available to, or a legal or equitable discharge of, the Pledgor or any other grantor, guarantor or surety.

16. Amendments. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Pledgor therefrom shall be effective unless the same shall be in writing and signed by the Secured Party and the Pledgor, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.

17. Addresses For Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Loan Agreement, and addressed to the respective parties at their addresses as specified on the signature page of this Agreement.

18. Continuing Security Interest; Further Actions. This Agreement shall create a continuing second priority lien and security interest in the Second Priority Collateral, and a continuing fourth priority lien and security interest in the Fourth Priority Collateral and shall (a) subject to Section 19, remain in full force and effect until payment and performance in full of the Secured Obligations, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure to the benefit of the Secured Party and its successors, transferees and assigns; provided that the Pledgor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party. Without limiting the generality of the foregoing clause (c), any assignee of the Secured Party’s interest in any agreement or document which includes all or any of the Secured Obligations shall, upon assignment in accordance with this Section, Successors and Assigns of the Loan Agreement, become vested with all the benefits granted to the Secured Party herein with respect to such Secured Obligations.

19. Termination; Release. On the date on which all Payment Obligations and other Secured Obligations have been paid and performed in full, the Secured Party will, at the request and sole expense of the Pledgor, (a) duly assign, transfer and deliver to or at the direction of the Pledgor (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of the Secured Party, together with any monies at the time held by the Secured Party hereunder, and (b) execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

20. Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

21. Jurisdiction. The parties (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which they may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.

22. Reinstatement. Notwithstanding anything to the contrary contained herein, the Pledgor agrees that, if any payment made by the Borrower to the Secured Party in accordance with the Loan Agreement is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by the Secured Party to the Pledgor, its estate trustee, receiver or any other party, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Collateral securing the Secured Obligations shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Collateral securing the Secured Obligations shall have been released or terminated by virtue of the foregoing or (b) any provision of this Agreement shall have been terminated, cancelled or surrendered, such Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Pledgor and the Borrower in respect of any Collateral securing the Secured Obligations.

23. Indemnification. The Pledgor shall defend, indemnify and hold harmless the Secured Party and its officers, directors, shareholders, manager, affiliates, employees and agents from and against any claims, actions, liabilities, losses, costs and expenses (including, without limitation, any reasonable legal, accounting and other expenses of experts or third party professionals for defending any actions or threatened actions) incurred by the Secured Party as a result of the Pledgor defaulting in or failing to perform any of its Secured Obligations.

24. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

25. Entire Agreement. This Agreement, together with the documents referenced herein, contains all of the agreements of the parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose.

26. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the Loan Agreement constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Pledge Agreement as of the date first above written.

Playtika Holding UK II LIMITED, as Pledgor 988 Zhongkai Road, Songjiang District, Shanghai, PRC 201613

By	/s/ Tian Lin
Name:	Tian Lin
Title:	Director

China Minsheng Banking-Corp., Ltd. Shanghai Branch (中国民生银行股份有限公司上海分行), as Secured Party

No.100, South Pudong Road, Pudong New District, Shanghai, China

By	/s/ Tao Ma
Name:	Tao Ma
Title:	Authorized Signatory

Schedule I

List of Securities Accounts